Exhibit 99.1

PURPOSE:
To document the considerations made in determining the accounting for Kingsway America Inc.’s and subsidiaries (the “Company”) investments in the following limited liability companies (“LLC’s”).

Net Lease Investment Grade Portfolio, LLC (“NLIGP”)
Flowers Portfolio 001, LLC (“Flowers”)
DPM SPV, LLC (“DPM”)
1347 Venture Opportunity LLC (“1347”)

BACKGROUND AND INFORMATION ON LLC’S:
Related to the sale of Mendota Insurance Company (“Mendota”) by Kingsway America Inc. (“KAI”) or (“Kingsway”) on October 18, 2018, a number of Mendota’s investments in LLCs and LPs were either acquired by KAI or distributed to KAI at the closing by Mendota. As a result, operating agreements for the aforementioned entities that indicate ownerships interests of Mendota or its affiliates have been transferred to KAI as of the date of this evaluation.
Net Lease Investment Grade Portfolio, LLC
The Company currently holds a 70.9584% membership interest in NLIGP. The remaining interest is held by American Service Insurance Company (ASIC) (29.0416%). The operating agreement was executed in October 2015 and subsequently amended in Dec ’17, April ’18 and Oct ’18. The Company (managing member) executed a management agreement with Oak Street Real Estate Capital GP II, LLC (Oak Street), who will provide management services and all significant operating activities of the LLC including the management of the investments in properties and future sales of such properties. Property investments made by NLIGP are made through individual LLC investments. NLIGP, which is audited and reports as an investment company, currently holds three LLC’s (GNMN002, GSNC 002 and RPMLA002) each of which hold property encumbered by mortgage debt.
Flowers Portfolio 001, LLC
The Company holds 100% of the member interest in Flowers. The operating agreement was executed on December 16, 2014 and amended on July 31, 2018. The LLC executed an Investor Agreement in January 2015 with Oak Street Real Estate Capital, LLC (Oak Street). Under the agreement, Oak Street performs certain management functions on behalf of the LLC. Oak Street receives acquisition fees (2% of property purchase price) plus 20% of distributions after calculation of a 6% cumulative aggregate return on undistributed capital for the Company. Flowers holds six commercial properties under triple net leases. The properties are encumbered by mortgage loans.

Exhibit 99.1

DPM SPV, LLC
The Company holds a 66.6667% member interest in DPM. The remaining interest of 33.33333% is held by Mathew I. Gray Revocable Trust (Trust). The operating agreement was executed on December 16, 2015 and amended on December 29, 2017. DPM has invested $750,000 in Swerve Pay LLC, which is a software development firm for medical imaging software, and received 45,725 class B membership interest. DPM owns 8.42% of the total Class B membership interest which results in a 1.24% total interest. Swerve Pay LLC’s capital structure includes Class A membership interest (investors who invested in early stage), Class B membership interest (subsequent to Class A investors) and Common Membership. Each Class A and Class B members have voting rights and liquidation preferences over common membership and can be converted into common equity at the option of the holder. Total number of fully diluted interests per the operating agreement are 3,687,377.

Exhibit 99.1

1347 Venture Opportunity LLC
The Company holds 100% of the member interest in 1347. The operating agreement was originally executed on October 10, 2014. The 7th amendment was executed in October 2018 (attached). 1347 has investments in equity securities and preferred securities directly or through LLC investments.

ACCOUNTING CONSIDERATIONS
Relevant Guidance – ASC 810. For purposes of this memo, we have reviewed all guidance within this topic, however, only references determined to be relevant to supporting the conclusion will be included.
810-10-05-1 The Consolidation Topic provides guidance on entities subject to consolidation as well as on how to consolidate.
05-3 Throughout this Subtopic, any reference to a limited partnership includes limited partnerships and similar legal entities. A similar legal entity is an entity (such as a limited liability company) that has governing provisions that are the functional equivalent of a limited partnership. In such entities, a managing member is the functional equivalent of a general partner, and a non-managing member is the functional equivalent of a limited partner.
The consolidation analysis begins with the variable interest model. The following flow chart excerpted from Ernst & Young’s Consolidated and Other Financial Statements Financing Reporting Developments Guide, summarizes the key decision points in determining whether an entity should be consolidated. The analysis following will document the Company’s significant considerations at each decision point.

Exhibit 99.1

VARIABLE INTEREST ENTITY ANALYSIS
Each of the entities involved in the analysis is a legal entity as evidenced by formation documents. We have documented a general overall understanding of the LLC’s including ownership percentages in the background section above. We have also reviewed potential scope exceptions noted in ASC 810-10-15-12 and 810-10-15-17, noting none apply to the Company’s investments in LLC’s that would prevent consolidation.

Exhibit 99.1

Evaluation of variable interests - The Company has made investments in each of the LLC’s. An analysis of the nature of the legal entity's interests issued shall include consideration as to whether the terms of those interests, regardless of their legal form or accounting designation, transfer all or a portion of the risk or return (or both) of certain assets or operations of the legal entity to the holders of those interests. The variability that is transferred to those interest holders strongly indicates a variability that the legal entity is designed to create and pass along to its interest holders. Based on the nature of the equity interests held in the LLC’s, which are all various types of investment vehicles for the Company, and the fact that the Company’s capital account is at risk based on the operations of the LLC’s, demonstrates that the Company has variable interests in each of the LLC’s. In addition, there are debt holders within NLIGP and Flowers that have variable interests in the respective partnerships (debt). We have reviewed the LLC agreements and determined the debt holder’s rights are limited to protective rights. In general, the LLC’s cannot initiate material actions without the consent of the lender to permit the lender to protect its loan collateral. No decision-making authority is granted to lenders.
15-14 A legal entity shall be subject to consolidation under the guidance in the Variable Interest Entities Subsections if, by design, any of the following conditions exist.

a.
The total equity investment (equity investments in a legal entity are interests that are required to be reported as equity in that entity’s financial statements) at risk is not sufficient to permit the legal entity to finance its activities without additional subordinated financial support provided by any parties, including equity holders.

NLIGP – The LLC was initial financed with an investment of approximately $11.8 million and the LLC’s acquisition of real estate and the related mortgage loan financing was completed independently (no guarantees required to induce lender). The mortgage debt was obtained solely based on the related real estate value. The intention was to organize the LLC at formation with sufficient capital to finance its activities with the option for additional capital contributions to fund additional investments as necessary. The total equity investment is deemed sufficient.

FLOWERS – The entity was set up with an initial investment of approximately $1.4 million and the LLC’s acquisition of real estate and the related mortgage loan financing was completed independently (no guarantees required to induce lender). The mortgage debt was obtained solely based on the related real estate value. The total equity investment is deemed sufficient.

DPM – The initial capital contributions at or near formation of $1.5 million were combined with the noncontrolling interest capital contributions of $750,000. Since these capital contributions are pushing down to invest in a downstream LLC, the LLC isn’t designed to require additional support as its only purpose is an investment vehicle. The total equity investment is deemed sufficient.

1347 – The initial capital contributions was $2.7 million. Since the member capital is being used to invest in various common and preferred securities, the LLC wouldn’t require additional support as it is only an investor. The total equity investment is deemed sufficient.

b.	As a group the holders of the equity investment at risk lack any one of the following three characteristics:
1. The power, through voting rights or similar rights, to direct the activities of a legal entity that most significantly impact the entity’s economic performance. (Including consideration of paragraph c regarding voting rights not proportional to obligations to absorb losses.)
2. The obligation to absorb the expected losses of the legal entity. The investor or investors do not have that obligation if they are directly or indirectly protected from the expected losses or are guaranteed a return by the legal entity itself or by other parties involved with the legal entity. See paragraphs 810-10-25-55 through 25-56 and Example 1 (see paragraph 810-10-55-42) for a discussion of expected losses.
3. The right to receive the expected residual returns of the legal entity. The investors do not have that right if their return is capped by the legal entity's governing documents or arrangements with other variable interest holders or the legal entity.

Exhibit 99.1

NLIGP – Kingsway and ASIC do not lack the power to direct activities affecting the LLC’s economic performance. Section 8 of the LLC Agreement refers to Powers and indicates the Manager on behalf of the Company shall have and exercise all powers necessary to accomplish its purpose as set forth in Section 7. The Company, as successor of Mendota Insurance Company, is the Managing Member who, as described in Section 8, has the power to bind the company. Based on this arrangement, the Company maintains the ability to direct critical aspects of the LLC.
In accordance with Paragraph 15 of the LLC Agreement, profits and losses are solely allocated to the Members in accordance with their ownership interests. There are no other provisions that result in other entities absorbing losses or receiving residual returns. Members are listed in Exhibit A and include the Company and ASIC (see Amended and Restated Agreements for member interest percentages). Allocation of profits and losses demonstrates the reporting entity does not lack either the obligation to absorb expected losses or the right to received residual returns and confirms there are no disproportionate obligations to absorb losses with respect to voting interests.
FLOWERS – Kingsway as the sole member does not lack the power to direct activities affecting the LLC’s economic performance. Section 8 of the LLC Agreement references the fact that the member has the power to do any and all acts necessary including authority to bind the Company. The member does have a responsibility to select an Independent Director as noted in Section 10. The Independent Director is in place to protect the Lender’s Interest. The Independent Director cannot be removed as long as debt obligations remain. The Independent Director does not make decisions on behalf of the LLC but is in place to protect the lender from major actions that could negatively impact the lender’s collateral. The LLC has also executed an Investor Agreement which identifies Oak Street as the entity to perform management functions on behalf of Kingsway; however, based on review of this agreement and the historical knowledge of the agreement design, there are no provisions that permit Oak Street to direct the activities of the LLC. Based on this arrangement, the Company maintains the ability to direct all critical aspects of the LLC.
In accordance with Section 14 of the LLC Agreement, profits and losses are allocated to the Member (for which there is only one member, the Company). There are no other provisions in the LLC Agreement that result in other entities absorbing losses or receiving residual returns. The Company signed an Investor agreement that in exchange for management of the LLC, Oak Street is awarded 20% of distributions after the Company is allocated a cumulative preferred return of 6%. This agreement does not cap the Company’s ability to receive residual returns on its investment. This demonstrates the reporting entity does not lack either the obligation to absorb expected losses or the right to received residual returns and confirms there are no disproportionate obligations to absorb losses with respect to voting interests.
DPM – Kingsway and the Trust do not lack the power to direct activities affecting the LLC’s economic performance. Article VIII of the LLC Agreement discusses how Members delegate the management of the Company’s business, including the ability to bind the Company, to the Manager Daniel Malven (i.e., day to day activities). However, the Manager cannot take action on Major Decisions, which are defined in the agreement, without prior approval of 66.66% of the member interest support. Based on this arrangement, the Company maintains the ability to direct critical aspects of the LLC.
In accordance with Article IV of the LLC Agreement, profits and losses are allocated solely among Members in proportion to their participating percentages. There are no other provisions that result in other entities absorbing losses or receiving residual returns. This demonstrates the reporting entity does not lack either the obligation to absorb expected losses or the right to received residual returns and confirms there are no disproportionate obligations to absorb losses with respect to voting interests.
1347 – Kingsway, as the sole member, does not lack the power to direct activities affecting the LLC’s economic performance. Management and control is vested in the “managers” as referenced in Article 6; however, the Company maintains control with the ability to appoint the manager, which currently includes an affiliated entity, 1347 Capital LLC. Based on this arrangement, the Company maintains the ability to direct critical aspects of the LLC. Based on Article 3, item 3.1 of the LLC Agreement, the holder of the member interests is entitled to profits, losses and distributions made by the Company as set forth in the agreement. There are no other provisions that result in other entities absorbing losses or receiving residual returns. This demonstrates the reporting entity does not lack either the obligation to absorb expected losses or the right to received residual returns and confirms there are no disproportionate obligations to absorb losses with respect to voting interests.

Exhibit 99.1

Conclusion: Based on the facts and circumstances present at the time of the formation of the entities and the information documented above, we have concluded the LLC’s are not VIE’s. Based on this result, the analysis continues through the voting model/control evaluation.

CONTROL GUIDANCE
25-1A Given the purpose and design of limited partnerships, kick-out rights through voting interests are analogous to voting rights held by shareholders of a corporation. Consolidation is appropriate if a reporting entity has a controlling financial interest in a limited partnership and a specific scope exception does not apply (see Section 810-10-15). The usual condition for a controlling financial interest in a limited partnership is ownership of a majority of the limited partnership’s kick-out rights through voting interests, but, in some circumstances, control does not rest with the majority owner.
25-9 The following guidance addresses considerations of noncontrolling shareholder or limited partner rights, specifically protective rights and participating rights:
> > Protective Rights
25-10 Noncontrolling rights (whether granted by contract or by law) that would allow the noncontrolling shareholder or limited partner to block corporate or partnership actions would be considered protective rights and would not overcome the presumption of consolidation by the investor with a majority voting interest or limited partner with a majority of kick-out rights through voting interests in its investee.
> > Factors to Consider in Evaluating Whether Noncontrolling Rights Are Substantive Participating Rights
25-13 The following factors shall be considered in evaluating whether noncontrolling rights that appear to be participating are substantive rights, that is, whether these factors provide for effective participation in certain significant financial and operating decisions that are made in the investee's ordinary course of business:

a. Consideration shall be given to situations in which a majority shareholder or limited partner with a majority of kick-out rights through voting interests owns such a significant portion of the investee that the noncontrolling shareholder or limited partner has a small economic interest. As the disparity between the ownership interest of majority and noncontrolling shareholders or between the limited partner with a majority of kick-out rights through voting interests and noncontrolling limited partners increases, the rights of the noncontrolling shareholder or limited partner are presumptively more likely to be protective rights and shall raise the level of skepticism about the substance of the right. Similarly, although a majority owner is presumed to control an investee, the level of skepticism about such ability shall increase as the investor's or limited partner's economic interest in the investee decreases.
b. The governing documents shall be considered to determine at what level decisions are made—at the shareholder or limited partner level or at the board level—and the rights at each level also shall be considered. In all situations, any matters that can be put to a vote of the shareholders or limited partners shall be considered to determine if other investors, individually or in the aggregate, have substantive participating rights by virtue of their ability to vote on matters submitted to a shareholder or limited partner vote.

ASSESSMENT OF CONTROL
We have evaluated whether the Company has control over the LLC’s listed below. In doing so, we have reviewed guidance within ASC 810, some of which is referenced above, and analyzed the various LLC agreements. Key considerations are summarized below.
NLIGP – The Company holds a 70.96% membership interest in NLIGP. The noncontrolling interest is held by an insurance company, ASIC, a subsidiary of Atlas Financial. The Company is the Managing Member, which in accordance with the LLC Agreement, provides the Company with control over the entity, subject to only lender restrictions for its investment properties encumbered by debt. Such restrictions are customary in lending relationships and in no way relinquish the Company’s control. The noncontrolling interest is simply participating in profits and losses to the extent of their membership percentage. ASIC is not granted any authority within the LLC Agreement to block decisions made by the managing member or its agents. There are no board seats granted to ASIC or other avenues that would provide

Exhibit 99.1

ASIC with the ability to prevent significant actions by the Managing Member. Based on the lack of any significant powers awarded to the noncontrolling interest combined with the majority 70.96% interest held by the Company, control is apparent. Based on evidence of control, the conclusion is made to consolidate NLIGP.
Because NLIGP is an investment company, it does not consolidate non-investment companies under GAAP guidance (see audited financial statements of NLIGP). We evaluated whether the Company would have to “look through” and consolidate the underlying entities held by NLIGP. ASC 810-10-25-15 addresses the retention of specialized accounting for investments in consolidation.
25-15 For the purposes of consolidating a subsidiary subject to guidance in an industry-specific Topic, an entity shall retain the industry-specific guidance applied by that subsidiary.
In addition, this treatment was further confirmed in PWC’s Financial Statement Presentation Guide:
Based on this guidance, Company will retain the nature of the NLIGP financial statement presentation for purposes of its consolidation.
FLOWERS – The Company holds a 100% member interest in the LLC. As the sole member of an LLC, we believe the assessment would be similar to assessing control of a corporation as opposed to analogizing to limited partnership kick-out rights (no situation for a LP to replace the GP in this case). We consider the critical aspects of this analysis to be that of majority voting rights and the absence of substantive participating rights from third parties. The LLC Agreement is clear that the Company has complete control over the entity, subject to only lender restrictions on properties encumbered by debt. Such restrictions are customary in lending relationships and in no way relinquish the Company’s control over the LLC. However, based on the Investor Agreement signed with Oak Street, who manages the activities of the LLC, we have further evaluated whether this entity has substantive participating rights. The guidance included in paragraph 25-11 was considered when assessing whether participating rights are held by Oak Street.
Participating Rights (Voting Interest Entity Definition) Participating rights allow the limited partners or noncontrolling shareholders to block or participate in certain significant financial and operating decisions of the limited partnership or corporation that are made in the ordinary course of business.
Analysis: The Investor agreement is very limited in its scope and does not directly enumerate specific responsibilities of Oak Street other than performing management functions on behalf of Kingsway. The primary aspect of the agreement is to set forth the nature of the fees payable (or potentially payable) to Oak Street. The Investor agreement acknowledges that Kingsway is the sole equity member of the LLC, and we believe the absence of specific decision-making authority in the agreement would lead to the presumption that no such authority has been granted to an entity that holds no equity interest in the LLC. However, we have evaluated the nature of the day-to-day activities to confirm no participating rights are held by Oak Street. The activities of the LLC include management of properties under triple-net-leases and day-to-day activities are minimal.
We first considered whether Kingsway could unilaterally direct the activities of Flowers. For example, could Kingsway direct Oak Street to sell a particular property or would Oak Street have the ability to block that type of decision? Alternatively, can Oak Street compel the LLC to do a particular deal despite Kingsway’s objection?

Exhibit 99.1

Kingsway has the authority to unilaterally direct the activities of Flowers through the Oak Street manager. Kingsway can direct the sale of properties, subject only to the lender restrictions and satisfaction. Oak Street does not have the ability to block that type of decision. Oak Street in no way can compel the LLC to do a particular transaction or activity.
We further assessed where there is any decision-making authority as it relates to the day-to-day activities of the LLC. As a limited purpose triple-net-lease investment holding, there are limited day-to-day activities; however, the process of lease renewal was considered to be a relevant example of a significant operating decision. As the property manager, Oak Street will evaluate the renewal and provide a recommendation to Kingsway in addition to coordinating approvals with the lender. Oak Street provides Kingsway with significant communications and requests approval from Kingsway before such actions are taken. There were no lease extensions/renewals done for any of the 6 properties within the LLC structure; however, a similar structure is in place for Oak Street to act as agent for NLIGP and there is email evidence of the Kingsway approvals taking place. The email correspondence supports the Company’s assertion that Oak Street is solely acting as the Company’s agent and; therefore, does not have substantive participating rights.
We also considered the fact that the Company cannot unilaterally amend the Investor Agreement, resulting in the inability of the Company to replace Oak Street, and whether that provides Oak Street with substantive participating rights. The provision was put in place to protect Oak Street’s fee structure in the Investor Agreement which provides for potential profit sharing to Oak Street in the event the LLC’s profits are in excess of the 6% cumulative return for Kingsway. While this provision ensures Oak Street will not be replaced by the Company, it does not provide Oak Street with any decision-making authority or ability to block Kingsway decisions on significant financial or operating decisions.
Summary: There are no instances where Oak Street would have the capacity to make significant financial and operating decisions for the LLC. Oak Street is not an equity holder of the entity as acknowledged in the Investor Agreement and the Investor agreement provides no indication of granting any specific decision-making authority to Oak Street. There is no evidence in the agreements or in practice that would provide evidence of substantive participating rights by Oak Street.
Based on evidence of control and no significant participating rights, the conclusion is made to consolidate Flowers.

DPM – The Company holds a 66.66667% interest in the LLC which in turn has a 1.24% interest in Swerve Pay LLC. We first considered control of DPM. Based on the LLC Agreement, the Company with its 2/3 member interest has the ability to make all major decisions for the LLC irrespective of the noncontrolling interest, except as otherwise specifically stated in the LLC Agreement. There are only limited situations (listed below) within the LLC Agreement that would require unanimous consent from all members (as opposed to 66.66%), none of which have been determined to be substantive participating rights limiting the Company’s control:

•	Listing on public exchange (2.3)

•	Sell, transfer, encumbering membership interest, however, consent should not be unreasonably withheld (11.1)

•	Admission of new members (14.1)
Based on evidence of control, the conclusion is made to consolidate DPM.
In addition, DPM has an investment in Swerve Pay LLC. DPM’s voting interest is in Swerve Pay LLC is 1.24%, a noncontrolling interest that does not require consolidation into DPM. The Company does not have access to financial information (i.e. books and records), it has an insignificant voting interest, and there are no factors that would indicate “significant influence” in accordance with ASC 323. The Company has determined Swerve Pay LLC to be a cost method investment of DPM.
1347 – The Company holds a 100% member interest in the LLC. As the sole member, the Company has complete control over the entity and rights and obligations to profits and losses of the entity. Based on evidence of control, the conclusion is made to consolidate 1347.

May 13, 2019